Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated July 19, 2019
Registration Statement No. 333-232392

WIMI HOLOGRAM CLOUD

Investor Presentation



WHAT YOU THINK IS WHAT YOU SEE

Safe Harbor Statement and Disclaimers

This presentation has been prepared by WiMi Hologram Cloud Inc. (“WiMi” or the “Company”) solely for information purposes. This presentation does not constitute an offer to sell or issue or the solicitation of an offer to buy or acquire securities of the Company in any jurisdiction or an inducement to enter into investment activity, nor may it or any part of it form the basis of or be relied on in connection with any contract or commitment whatsoever. Specifically, this presentation does not constitute a “prospectus” within the meaning of the U.S. Securities Act of 1933, as amended (the “Securities Act”). This presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company. No securities of the Company may be offered or sold in the United States without registration with the United States Securities and Exchange Commission (the “SEC”) or an exemption from such registration pursuant to the Securities Act and the rules and regulations thereunder. Any public offering of the Company's securities to be made in the United States will be made by means of a statutory prospectus as specified under the Securities Act. The prospectus will contain detailed information about the Company, its subsidiaries and consolidated affiliated entities and its management as well as the consolidated financial statements of the Company and risks and uncertainties associated with the Company's business and industry. Any decision to purchase the Company's securities in the offering for sale in the United States or anywhere else should be made on the basis of the information contained in the statutory prospectus included in the registration statement. The prospectus can be obtained free of charge from the SEC's website at www.sec.gov.

Certain information contained in this presentation was obtained from various sources, including third parties, and has not been independently verified. No representation, warranty or undertaking, express or implied, is made as to, and no reliance should be placed on, the fairness, accuracy, completeness, correctness or reasonableness of the information or the sources presented or contained herein. By attending this presentation, participants acknowledge and agree that none of the Company or any of its affiliates, shareholders, directors, employees, agents, advisors, representatives or underwriters will be liable (in negligence or otherwise) for any loss howsoever arising from any use of this presentation or its contents or otherwise arising in connection with the presentation.

This presentation speaks as of the date hereof. The information presented or contained in this presentation is subject to change without notice. Neither the delivery of this presentation nor any further discussions of the Company or any of its affiliates, shareholders, directors, employees, agents, advisors, representatives or underwriters with any of the recipients shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since that date.

This presentation contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include descriptions regarding the intent, belief or current expectations of the Company or its officers with respect to projected financial and operating results, market opportunity and business prospects of the Company. These statements can be recognized by the use of words such as “expects,” “plans,” “will,” “estimates,” “projects,” “intends,” “anticipates,” “believes,” “confident” or words of similar meaning. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ from those in the forward-looking statements as a result of various factors and assumptions, many of which are beyond the Company's control. The Company and its affiliates, directors, officers, employees, advisors, representatives and underwriters assume no obligation to and do not undertake to update such forward-looking statements to reflect future events or circumstances.

THE INFORMATION CONTAINED IN THIS DOCUMENT IS HIGHLY CONFIDENTIAL AND MAY NOT BE FORWARDED OR DISTRIBUTED TO ANY OTHER PERSON AND MAY NOT BE REPRODUCED IN ANY MANNER WHATSOEVER. ANY FORWARDING, DISTRIBUTION OR REPRODUCTION OF THIS DOCUMENT IN WHOLE OR IN PART IS UNAUTHORIZED.

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The Offering

Issuer	WiMi Hologram Cloud Inc.
Offering Type	IPO
Price Range	$7.5 – $9.5
ADS's Offered	4,000,000 Each ADS represents two Class B ordinary shares
Gross Proceeds (before greenshoe)	$34.0 million (based on mid-point of the price range)
Over-allotment	15%
Listing / Symbol:	Nasdaq: WIMI
Implied Market Capitalization (before greenshoe)	$495.6 million (based on mid-point of the price range)
Use of Proceeds	(i) R&D – approximately 40% (ii) Strategic acquisitions and investments – approx. 40% (iii) other general corporate purposes – approx. 20%

Who We Are

China's largest Holo AR application platform focusing on advertising services and entertainment products

Largest

Ranked #1 in China's holographic AR industry in terms of

- Revenue in 2018
- Number of clients
- Number of holographic AR contents
- Number of software copyrights
- Number of registered holographic AR patents




Entertainment
Advertisement



Advanced

- Provide 3D holographic AR application
- Equipped with advanced AR 3D scanning capabilities and simulation solutions
- 80% faster than the industry average in terms of the speed of image processing

Sources: Frost & Sullivan

Largest Integrated Holo AR Platform in China

…unique one-stop platform evolved from rich content

from entertainment…

China Holo AR Market size
RMB 6.9 billion in 2018 to **RMB 454.8 billion** in 2025E





Entertainment

WIMI's Leading Positon

- **4,654** AR Holographic Contents
- **147** Software Copyrights
- **132** Registered Patents

… expanding to all aspects of life



Education



Travel



Telecom



Retail



Household

WIMI owns the largest Holo AR platform in China currently. With the development of Holo AR market , WIMI, relying on its sustainable competitive advantages, will be able to capture the growth opportunity and expand its business to many more areas

Sources: Frost & Sullivan and F-1

Investment Highlights

- Holo AR Industry Pioneer with Competitive Advantage
- Largest Integrated Holo AR Platform in China
- Cutting-edge Technical Capabilities Leading Industry Standards
- Experienced Management Team with Vision for Future


74%
-23°
32
4G

WIMI 微美

Cutting-edge Technology Capabilities Leading Industry Standards

WIMI 微美

…with comprehensive technology infrastructure that fuels rapid growth



Application Layer
Pixel level precision positioning module
Holographic effect adding module
Precision capture module
Image implantation module
Data management module
Data mining module
Matching operation module
Data acquisition module
Data analysis module
Precision tracking module
System Layer
Holographic capture
Holographic analysis system
Holographic identification
Holographic tracking
Holographic interactive
Holographic labeling
Platform Layer
Holographic audio-visual integrated Operation platform
Holographic Data Management platform
Holographic Media Asset Management Platform
Holographic advertising Service platform

Convenience
WIMI designs its software for simplicity, ease of use and user-friendly experience

Adaptability
WIMI AR software can run on various computer operating systems, including Windows, Mac OS and Linux

Functionality and Intelligence
WIMI's software engineering allows for richer software functionality and increased volume of data processed

Reliability
security and code quality reviews are performed before releasing the software to customers, mature security practices are also embedded throughout the whole life span of holographic AR software

Sources: Form F-1

Cutting-Edge Holographic Image Processing Technology

WIMI 微美

Holographic AR Advertising Services

Step 1

Image captured in studio from real objects





Step 2



Road

Step 3



AI



Step 4



Core Technologies

Image Capturing Tech

Holographic filming process – recording the light waves of the objects (Principles of Interference)

Computer Visual Tech

Capture, recognize, track, measure and calculate the targets/scenes

Auto Image Processing

Adjust the images parameters to perfectly blend into the scene through AI Tech

Image compositing Tech

Compositing 3D images into the target scenes and creating AR contents

Holographic 3D Facial Recognition

Step 1



Combination of holographic imaging capture and 3D portrait

Step 2



Face

Step 3



AI



Step 4



WIMI's Technology Strengths

Blocks of images data identified and captured per unit

Average Market Level	40-50
WIMI 微美	550

***80%** faster than the industry average in terms of the speed of image processing*

Sources: F-1



WIMI 微美

Advertising Services

…the revolutionary Holo AR advertisement solutions provider in China

Advertising agencies

- Advertising agencies are hired by advertisers to provide advertisement solutions
- Advertisers mostly cover:

Manufacturing
Travel
Real estate
Entertainment
Technology
Media and telecomm
Education
Retail and consumer

WIMI

Pixel Positioning

Computer Visual Analysis

WIMI 微美

Computer Visual Data Processing

Recognition Algorithm

Channel agencies

Access to online entertainment

IP access

Distribution channels

Online Traffic Platform



Online
+
Offline

Sources: Form F-1

Entertainment Services

…operates the largest Holo platform in China integrating software, content and payment channel

Purchase AR contents and software



Set up customer system

Direct contact with end user

Convenient customer management

Leverage professional software to display AR contents

Image Adjustment

Sound Adjustment

Intelligent Playback

Sources: Form F-1

Introduction of SaaS

WIMI 微美

Services deployed on the servers of the service providers and provided for the enterprise via the internet

SaaS — Enterprise-level **SaaS**

Market Management SaaS	Coordination and Planning SaaS	Collaboration SaaS	Tool-based SaaS	Others
Aims to achieve user acquisition/growth by providing contents and platforms	Optimizes process of organizing, planning, leading, and controlling internal resources of enterprises	Integrates office functions related to management information	Mainly used for specific work steps	Mainly include supply chain end user management SaaS
WIMI 微美 Content Provider + Platform Service	Enterprise Resource Planning (ERP)	Office Automation (OA)	Cloud storage for companies	
	Human Resource Management (HRM)	Instant Messaging (IM)	Antivirus Software	
	...	...	Business Email	
	salesforce, HubSpot, Kingdee 金蝶	泛微 weaver	...	

Sources: Public Information

Growth Strategies

WIMI 微美

…construct the holographic AR ecosystem in China while establishing industry benchmark

WIMI

Holo Facial Recognition

Holo Digital Ecosystem

Holo AI Facial Change

Promote — Expand — Enlarge — Enhance — Acquire

Industry

❖ Promote the application of Holo AR technology in more industries and expand WIMI's leading position

- Film
- Education

Content

❖ Expand, develop and acquire high-quality Holo AR content

- Tourism
- Entertainment
- Business

Customer

❖ Enlarge customer base for both end users and business partners

- End User
- Advertiser

Technology

❖ Continue to focus on technology research and development

- AI
- Big Data

Capital

❖ Seek strategic cooperation, acquisition and investment opportunities worldwide

- Emerging Technology
- Strategy Partnership



Industry **Overview**

…with software & content services expertise, we operate in a rapidly expanding industry

China Holo AR Market Size by Revenue

(RMB bn)



500.0
450.0
400.0
350.0
300.0
250.0
200.0
150.0
100.0
50.0
0.0
Software & Contents CAGR 90.2%
Hardware CAGR 73.0%

	16	17	18	19E	20E	21E	22E	23E	24E	25E
Hardware	1.4	1.8	3.2	5.1	9.5	18.1	33.2	59.2	111.0	194.8
Software & Contents	0.8	1.8	3.7	6.9	14.5	26.3	49.2	89.9	152.5	260.0

Breakdown of China's AR Industry Market Size, 2016-2025E



2016 Market size: RMB 2.2 bn
2025E Market size: RMB 454.8 bn
Advertisement
Entertainment
Education
Household
Travel
Retailing
Others
0%
5%
9%
5%
14%
41%
27%
1%
5%
3%
5%
15%
32%
40%

Key Growth Drivers

- **Ultimate goal for visual display medium** drives the continuous endeavor into AR holography
- **Technological advancement**, such as deep learning, integrated chips and 5G network, brings the Holo AR into the new heights
- **Diversified customer base and expanding application fields** allow AR holography industry to grow sustainably
- **Strong support from China's Ministry of Education**, which values the unique advantages of AR holography
- **Supportive policies and regulations** promote the development of AR holography: "New generation AI development plan" and "National science and technology innovation plan for the 13th five-year plan"

Sources: Frost & Sullivan & Form F-1

Holo AR Industry Pioneer with Competitive Advantage

…clear market leadership leveraging on first-mover advantage

225.3 mm(1)
Revenue in FY2018

4,654
AR Holographic Contents

485
Number of Clients

147
Software Copyrights

132
Patents

WIMI

No.1 No.1 No.1 No.1 No.1

Sources: Form F-1
(1) Figure in RMB (~USD$32.8 million)

Experienced Management Team **with Vision for Future**

…first-class management team with extensive industry expertise



Jie Zhao

Founder, Chairman

- **15 years** working experience in software and mobile internet



Fanhua Meng

Chief Executive Officer

- **15 years** of experience in mobile phone software and mobile internet
- over **10 years** of successful experience in platform-based operation management



Yanghua Yang

Chief Financial Officer & Secretary Board

- Years of experience in auditing and investment management
- Previously served as project manager at BDO USA



Shuo Shi

Chief Operating Officer

- Over **10 years** of marketing and project management experience in IT, Internet and other industries


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Financial Highlights

1. Steadily growing business
2. Robust growing revenue from diversified sources
3. Enhanced growth profit margin due to technology improvement
4. Increasing operating efficiency enabled by insightful financial strategies
5. Maintaining sufficient liquidity results from asset-light financial model

Robust Revenue Growth from Diversified Sources

Revenue Breakdown


(millions of RMB)
192.0
30.7%
69.3%
17.3%
225.3
19.5%
80.5%
49.2
30.7%
69.3%
59.6%
78.5
19.7%
80.3%
2017
2018
2018 Q1
2019 Q1
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Entertainment

Advertisement


(millions of RMB)
133.1
36.2%
181.2
34.1
84.8%
63.0
2017
2018
2018 Q1
2019 Q1

Entertainment


(millions of RMB)
59.0
25.4%
44.0
15.1
2.6%
15.5
2017
2018
2018 Q1
2019 Q1

Sources: Form F-1

Enhanced Profit Margin due to Technology Improvement

WIMI微美

Gross Profit Breakdown

(millions of RMB)

Year	Margin
2017	58.8%
2018	62.1%
2018 Q1	67.4%
2019 Q1	71.2%


112.8
45.9
66.9
24.0%
139.9
40.1
99.8
33.2
13.9
19.3
68.4%
55.9
15.2
40.7
2017
2018
2018 Q1
2019 Q1
Advertisement
Entertainment

Operating Profit

(millions of RMB)

Year	Margin
2017	40.2%
2018	44.8%
2018 Q1	51.2%
2019 Q1	53.5%


77.3
30.4%
100.8
25.2
66.7%
42.0
2017
2018
2018 Q1
2019 Q1

Net Profit

(millions of RMB)

Year	Margin
2017	38.2%
2018	39.6%
2018 Q1	45.1%
2019 Q1	47.8%


73.3
21.7%
89.2
22.2
68.9%
37.5
2017
2018
2018 Q1
2019 Q1

Sources: Form F-1

Maintaining Operating Efficiency Enabled by Insightful Financial Strategies

WIMI微美



Operating cost as % of revenues
Selling Expense
General and Admin Expense
R&D Expense
18.4%
17.3%
16.1%
17.6%
2017
2018
2018 Q1
2019 Q1



Selling expenses
(millions of RMB)
1.2
1.2
0.3
0.3
2017
2018
2018 Q1
2019 Q1



General and Administrative expenses
(millions of RMB)
24.6
29.8
6.1
12.1
2017
2018
2018 Q1
2019 Q1



Research and Development expenses
(millions of RMB)
9.7
8.0
1.6
1.4
2017
2018
2018 Q1
2019 Q1

Sources: Form F-1

Maintaining Sufficient Liquidity Results from Asset-Light Financial Model

WIMI 微美

Account receivable turnover rate[1]



5.4x
4.8x
2017
2018

Account payable turnover rate[2]



3.1x
2.6x
2017
2018

Current ratio[3]



0.4
4.7
3.9
2017
2018
2019 Q1

Cash & Cash Equivalent

(millions of RMB)



12.7
1096.1%
151.9
8.7
1481.6%
137.6
2017
2018
2018 Q1
2019 Q1

Sources: Form F-1
Note(1)&(2): AR Turnover = Operating Revenue/ Account Receivable; AP Turnover = Cost of Revenue/ Account Payable
Note(3): Current Ratio = Total Current Assets/ Total Current Liabilities

Use of Proceeds

40%

1 Approximately 40% of the net proceeds for **research and development purposes**, including the development of holographic facial recognition system, holographic artificial intelligence facial change, holographic digital life system, holographic education intellectual properties, holographic navigation system for cars, holographic shopping system and holographic tourism navigation system

40%

2 Approximately 40% of the net proceeds for **strategic acquisitions and investments in complementary business**

20%

3 Approximately 20% of the net proceeds for other **general corporate purposes**, including working capital, operating expenses, and capital expenditures



Thank You